Exhibit 16.1

December 8, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Gores Metropoulos, Inc. (the Company) and, under the date of March 13, 2020, we reported on the financial statements of Gores Metropoulos, Inc. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from August 28, 2018 (inception) to December 31, 2018. On December 2, 2020, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 8, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm, or with any of the Company’s statements in the fourth paragraph of this Item that Deloitte was not consulted regarding any of the matters or events set forth in Item 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP